Exhibit 99.1
FOR IMMEDIATE RELEASE
February 25, 2009
FOR FURTHER INFORMATION
CONTACT DAVID A. BOCHNOWSKI
(219) 853-7575
NORTHWEST INDIANA BANCORP
REPORTS 2008 EARNINGS INCREASE
     Munster, Indiana — NorthWest Indiana Bancorp, the holding company for Peoples Bank, reported a 6.1% increase in earnings for 2008 compared to 2007. This increase reflects earnings of $5.9 million, or $2.11 in earnings per basic and $2.10 earnings per diluted share, compared to earnings of $5.6 million, or $1.99 in earnings per basic and $1.98 earnings per diluted share for 2007. For 2008, the return on average assets (ROA) was 0.91% and return on average equity (ROE) was 10.96%.
     The Bancorp also reported a 2.2% increase in earnings for the quarter ended December 31, 2008 compared to the quarter ended December 31, 2007. This increase reflects earnings of $1.26 million, or $0.45 for both earnings per basic and earnings per diluted share, compared to earnings of $1.24 million, or $0.46 in earnings per basic and earnings per diluted share for the quarter ended December 31, 2007.
     “During 2008, Peoples Bank increased core account and loan balances, and grew assets while continuing to remain a well capitalized bank under FDIC regulations,” according to David A. Bochnowski, Chairman and Chief Executive Officer.
     “Our consistent commitment to traditional banking principles resulted in Peoples Bank reporting a 6.1% increase in earnings for 2008, a remarkable accomplishment in the current economy. After a careful review of the Federal government’s Capital Purchase Program, Peoples Bank concluded that the Capital Purchase Program funds were not needed and Peoples Bank did not apply,” Bochnowski said.
     According to Bochnowski, Peoples Bank did not engage in any of the activities that have depressed earnings in the banking sector. He stated that Peoples Bank has no exposure to subprime lending, credit default swaps, brokered deposits, or investments in Fannie Mae or Freddie Mac stock.
     “Peoples Bank continues to be a safe, strong, well managed financial institution with a commitment to our customers and community that spans four generations. Leadership remains strategically focused on steady growth through retail deposits and meeting the needs of consumers and small business,” he added.
     At December 31, 2008, the Bancorp’s assets totaled $664.7 million, an increase of $36.0 million or 5.7% for the year. The Bancorp’s lending portfolio totaled $489.5 million, an increase of $21.1 million. The increase in loan balances was a result of demand for commercial real estate loans, commercial business loans, construction & land development loans and loans to local municipalities. Investment securities totaled $126.7 million at December 31, 2008, an increase of $12.1 million. At December 31, 2008, deposits totaled $528.1 million, an increase of $34.8 million, compared to December 31, 2007. The increase in deposits is primarily related to growth in checking, money market account and certificate of deposit balances. At December 31, 2008, core deposits totaled $297.1 million, while certificates of deposit totaled $231.1 million. Core deposits include checking, savings, and money market accounts. Core deposits represented 56.3% of the Bancorp’s total deposits at year-end. At the end of 2008, borrowings totaled $74.8 million, a decrease of $2.1 million for the year.
     Net interest income, the difference between interest income from loans and investments and interest expense paid to fund providers, totaled $22.2 million for 2008, compared to $17.9 million for 2007, an increase of 4.3 million or 24.3%. For the quarter ended December 31, 2008, net interest income totaled $5.9 million, compared to $4.6 million for the same period a year earlier, an increase of $1.3 million or 27.6%. The increase in net interest income for both periods has been positively impacted by loan and core deposit growth, and a decrease in the cost of funds as a result of the Federal Reserve’s continued action in lowering short-term interest rates during 2008.
     The Bancorp’s non-performing loans to total assets increased to 1.87% at December 31, 2008, compared to 1.37% at December 31, 2007. The current year increase in non-performing loans is concentrated with three commercial borrowers. The Bancorp’s non-performing loans continue to be impacted by a commercial real estate participation loan that carries a balance of $3.8 million. The Bancorp’s management has filed a lawsuit against the lead lender contending that the lead lender violated the participation agreement, as well as the underlying loan agreement. Management will continue to take the necessary action to ensure the Bancorp’s interest in the commercial real estate participation loan collateral is protected.
     “Although the uncertainty of the economy has impacted the quality of our loan portfolio, Peoples Bank has taken prudent action to provide appropriate reserves against possible future deterioration of credit quality. Our due diligence process will continue to take into account the risks of the current recession,” Bochnowski said.
     As a result of management’s assessment of current credit quality within its loan portfolio, provisions to the allowance for loan losses totaled $2.4 million for 2008, while $552 thousand in provisions were recorded during 2007. For 2008, net loan charge-offs totaled $1.1 million, compared to $238 thousand during 2007. At December 31, 2008, the allowance for loan losses totaled $5.8 million and is considered adequate by management. However, to the extent that actual cash flows, collateral values and strength of personal guarantees differ from current estimates used to establish the allowance for loan losses, additional provisions to the allowance for loan losses may be required.
     “During 2008, Peoples Bank executed our strategic plan that included market expansion in addition to increased lending and core account growth. After a year of operation, we are pleased to report that growth at our new Crown Point location exceeded $10 million and that our new Gary location also exceeded expectations after two months of operation,” Bochnowski said.
     Noninterest income from banking activities for 2008 totaled $4.5 million, an increase of $97 thousand, or 2.2%. For the quarter ended December 31, 2008, noninterest income decreased by $133 thousand, or 11.5%. Factors contributing to the increase in noninterest income for 2008 include income from wealth management operations, gains recognized from the sale of available-for-sale securities, and the reversal of a liability previously established for an impaired letter of credit. In the current quarter, the decrease in noninterest income resulted from a reduction in fees from deposit products.
     Noninterest expense totaled $17.0 million for 2008, compared to $14.5 million for 2007, an increase of $2.5 million, or 17.0%. Noninterest expense for the quarter ended December 31, 2008, increased by $719 thousand, or 19.0%. The increase in noninterest expense for 2008 was a result of increased occupancy expense from the opening of the Crown Point Banking Center in December 2007 and the Gary Banking Center in October 2008. Also, affecting the increase in noninterest expense were full year compensation costs for additional lending and private banking personnel that were hired during the latter half of 2007. In addition, marketing expense has increased from the implementation of new marketing systems and increased marketing activity. For the quarter ended December 31, 2008, operating expenses increased as a result of expenses related to increases in real estate taxes and accruals for FDIC insurance costs.
     “In these unprecedented times, banks need to take the lead in restoring confidence in the economy. For our part, the Peoples team pledges to continue to serve the needs of our customers and communities by providing sound leadership, stability and quality services that meet their financial needs. We look forward to opening new banking centers in Valparaiso and St. John during 2009,” Bochnowski said.
     At the end of 2008, shareholders’ equity stood at $52.8 million or 7.9% of total assets. The book value of the Bancorp’s stock stood at $18.79 at year-end.
     The NorthWest Indiana Bancorp stock is traded on the OTC Bulletin Board under NWIN. The Bancorp’s subsidiary, Peoples Bank, has offices in Crown Point, East Chicago, Dyer, Gary, Hammond, Hobart, Merrillville, Munster, and Schererville, Indiana. The Bank’s website, www.ibankpeoples.com, provides information on the Bank’s products, services and investor relations.
     “Forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995 may be included in this release. A variety of factors could cause the Bancorp’s actual results to differ from those expected at the time of this release. These include, but are not limited to, changes in economic conditions in the Bancorp’s market area, changes in policies by regulatory agencies, fluctuation in interest rates, demand for loans in the Bancorp’s market area, economic conditions resulting from the current turmoil in the financial services industry, including depressed demand in the housing market, competition and other risks set forth in the Bancorp’s reports filed with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended December 31, 2007. Readers are urged to carefully review and consider the various disclosures made by the Bancorp in its periodic reports filed with the Securities and Exchange Commission. Forward-looking statements speak only as of the date they are made, and the Bancorp undertakes no obligation to update them in light of new information or future events.